SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3) *

                      THERMADYNE HOLDINGS CORPORATION
                                (Name of Issuer)

                                COMMON STOCK
                         (Title of Class of Securities)

                                   883435109
                                 (CUSIP Number)

                             ALVIN H. FENICHEL
                   SENIOR VICE PRESIDENT AND CONTROLLER
                            AXA FINANCIAL, INC.
                        1290 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10104
                              (212) 314-4094
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                November 3, 2000
            (Date of Event Which Requires Filing of this Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

    NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  SCHEDULE 13D

CUSIP No. 883435109                                          Page 2 of 13 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA Financial, Inc.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO, HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 883435109                                          Page 3 of 13 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO, HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 883435109                                          Page 4 of 13 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Finaxa
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO, HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 883435109                                          Page 5 of 13 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA Assurances I.A.R.D. Mutuelle
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [X]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 883435109                                          Page 6 of 13 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA Assurances Vie Mutuelle
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [X]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 883435109                                          Page 7 of 13 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA Courtage Assurance Mutuelle
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [X]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 883435109                                          Page 8 of 13 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA Conseil Vie Assurance Mutuelle
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [X]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 883435109                                          Page 9 of 13 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Claude Bebear, as AXA Voting Trustee
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Citizen of France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 883435109                                          Page 10 of 13 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Patrice Garnier, as AXA Voting Trustee
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Citizen of France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 883435109                                          Page 11 of 13 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Henri de Clermont-Tonnerre, as AXA Voting Trustee
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Citizen of France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 13 Pages

         The AXA Filers (as defined below), through this Amendment No. 3, hereby supplement the Report on Schedule 13D, originally filed on March 12, 1998, and amended on June 30, 1998 and January 4, 2000, by Donaldson, Lufkin & Jenrette, Inc. and the other Reporting Persons listed therein. with respect to the shares of common stock, $0.01 par value per share (the "Shares"), of Thermadyne Holdings Corporation, a Delaware corporation.

         This Amendment No. 3 to the Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "AXA Filers"): (1) AXA Financial, Inc., a Delaware corporation ("AXF"); (2) AXA, a societe anonyme organized under the laws of France; (3) Finaxa, a societe anonyme organized under the laws of France; (4) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (5) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (6) AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle), a mutual insurance company organized under the laws of France; (7) AXA Conseil Vie Assurance Mutuelle (formerly known as Alpha Assurances Vie Mutuelle), a mutual insurance company organized under the laws of France; and (8) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended on January 22, 1997.

         This Amendment No. 3 is being filed solely to report the following with respect to Item 5 (Interest in Securities of the Issuer):

         On November 3, 2000, AXA, AXF, The Equitable Life Assurance Society of the United States, and AXA Participations Belgium (collectively, the "AXA Sellers") sold all of their holdings of common stock of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") to Credit Suisse Group ("CSG") and its designee Credit Suisse First Boston, Inc. pursuant to a Stock Purchase Agreement among the AXA Sellers and CSG dated as of August 30, 2000. Accordingly, as of November 3, 2000, the AXA Filers disclaim beneficial ownership with respect to all of the securities of the Company reported in Item 5 of the Schedule 13D.

                                                             Page 13 of 13 Pages


Item 7.  Material to be Filed as Exhibits

Exhibit 1:  Joint Filing Agreement




                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 11, 2000


                                 AXA Financial, Inc.


                                 By: /s/ Alvin H. Fenichel
                                    -------------------------------------------
                                    Name: Alvin H. Fenichel
                                    Title: Senior Vice President and Controller








         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 11, 2000

                              AXA
                              Finaxa
                              AXA Assurances I.A.R.D. Mutuelle
                              AXA Assurances Vie Mutuelle
                              AXA Courtage Assurance Mutuelle
                              AXA Conseil Vie Assurance Mutuelle
                              Claude Bebear, as AXA Voting Trustee
                              Patrice Garnier, as AXA Voting Trustee
                              Henri de Clermont-Tonnerre, as AXA Voting Trustee

                              Signed on behalf of each of the above


                              By: /s/ Alvin H. Fenichel
                                 ----------------------------------------------
                                 Name: Alvin H. Fenichel
                                 Title:  Attorney-in-fact